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Kimberly-Clark Announces Nomination of Sylvia Mathews Burwell to Board of Directors

DALLAS, March 7, 2022 – Kimberly-Clark Corporation (NYSE: KMB) announced that Sylvia Mathews Burwell has been nominated for election to its Board of Directors at the company’s 2022 Annual Meeting of Shareholders on April 27, 2022. Current board member Ian Read will be retiring in 2022.
Ms. Burwell has served as the President of American University, a private research university located in Washington, D.C., since 2017. Prior to joining American University, she served as the 22nd U.S. Secretary of Health and Human Services from 2014 to 2017. In this role, she managed a $1 trillion department with oversight for the National Institutes of Health, Centers for Disease Control and Prevention, Food and Drug Administration, and the Medicaid and Medicare programs. She served as the Director of the White House Office of Management and Budget from 2013 to 2014. Prior to her service in Washington, Ms. Burwell was President of Walmart’s charitable foundation focused on ending hunger, and held senior roles at the Bill and Melinda Gates Foundation, leading a program focused on combating world poverty through agricultural development, financial services for the poor, and global libraries. She serves on the Board of GuideWell Mutual Holding Corporation, a privately held mutual insurance company.
“We are excited about our plans to add Sylvia to the board,” said Mike Hsu, Chairman and CEO of Kimberly-Clark. “Her diverse senior leadership experience in academia and the public sector, along with her international perspective, will contribute to our board conversations as we execute our growth strategy, and inspire our purpose led brands working to uplift the lives of millions around the world.”
Hsu added, “I want to thank Ian for his strategic leadership over the years, including his service as our Lead Director from 2017 to 2020, and the invaluable perspectives he brought to the board as a chief executive officer. It has been an honor to serve on the board with Ian, and we appreciate his commitment to our company and our shareholders.”
About Kimberly-Clark
Kimberly-Clark (NYSE: KMB) and its trusted brands are an indispensable part of life for people in more than 175 countries. Fueled by ingenuity, creativity, and an understanding of people's most essential needs, we create products that help individuals experience more of what's important to them. Our portfolio of brands, including Huggies, Kleenex, Scott, Kotex, Cottonelle, Poise, Depend, Andrex, Pull-Ups, GoodNites, Intimus, Neve, Plenitud, Sweety, Softex, Viva and WypAll, hold No. 1 or No. 2 share positions in approximately 80 countries. We use sustainable practices that support a healthy planet, build strong communities, and ensure our business thrives for decades to come. To keep up with the latest news and to learn more about the company's nearly 150-year history of innovation, visit kimberly-clark.com.
Important Additional Information
The Company, its directors, and certain executive officers may be deemed to be participants in a solicitation of proxies from the Company’s shareholders at its 2022 Annual Meeting of Shareholders in connection with the director nominations disclosed above. Information regarding the Company’s directors and executive officers and their respective interests in the Company, by security holdings or otherwise, is set forth in the Company’s Definitive Proxy Statement for its 2022 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission (the “SEC”) on March 7, 2022, and other reports filed by the Company and ownership forms filed by the directors and executive officers with the SEC. The Company urges its shareholders to carefully read the Definitive Proxy Statement for its 2022 Annual Meeting of Shareholders, and any other relevant documents filed by the Company with the SEC, when available because they will contain important information. Shareholders may obtain free copies of the materials referenced above at www.sec.gov or www.kimberly-clark.com.

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Media Contact: Terry Balluck, Kimberly-Clark Corp., media.relations@kcc.com